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Exhibit 99.1

Estimated results for the fiscal year ended January 29, 2006

        We are currently in the process of finalizing our consolidated financial results for the fiscal year ended January 29, 2006, and, therefore, final results are not yet available. Based on preliminary unaudited financial results for the fiscal year ended January 29, 2006, we expect our revenues for the year to be in the range of $462.0 million to $463.0 million and our total cost of product to be in the range of $87.0 million to $88.0 million. For the prior fiscal year 2004, our revenues and total cost of product were $390.3 million and $73.1 million, respectively. We also expect our same-store sales for fiscal year 2005 to increase by an amount between 1.3 percent and 1.5 percent, compared to the prior fiscal year. Until the issuance of our audited financial statements for the fiscal year ended January 29, 2006, the financial information set forth above is subject to change. In addition, EBITDA and other financial measures for the fiscal year ended January 29, 2006 have not been finalized as of the date of this offering memorandum. The foregoing estimates constitute forward-looking statements and are subject to risks and uncertainties, including those described under "Risk factors" in this offering memorandum. We cannot assure you that our final results for the year ended January 29, 2006 will be consistent with the foregoing estimates.

Risk factors

        This offering involves a high degree of risk. You should carefully consider the risks described below as well as other information and data included or incorporated by reference in this offering memorandum before making an investment decision. If any of the events described in the risk factors below occur, these could have a material adverse effect on our business, financial condition, operating results and prospects, which in turn could adversely affect our ability to repay the notes.

Risks related to our business

Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the notes.

        After giving effect to the Transactions, including this offering and the applications of the proceeds thereof, we will be significantly leveraged and our total indebtedness will be approximately $276.5 million based on the amount of debt we expect to have outstanding on the closing date of the Transactions. The following chart shows our pro forma level of indebtedness and certain other information as of October 30, 2005, after giving effect to the Transactions:

(In millions)	Pro forma as of October 30, 2005
Senior secured credit facility
Revolving credit facility	$ 1.5
Term loan	100.0
Senior notes offered hereby	175.0

Total debt	$276.5
Stockholder's equity	$106.5

        On a pro forma basis, assuming the Transactions occurred as of February 2, 2004, for the year ended January 30, 2005, the thirty-nine weeks ended October 30, 2005, and the twelve months ended October 30, 2005, our earnings were insufficient to cover our fixed charges by $0.4 million, $16.3 million, and $9.3 million, respectively.

        Our substantial indebtedness could have important consequences for you, including the following:

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  our ability to obtain additional debt or equity financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes may be limited;

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  a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, including our operations, capital expenditures and future business opportunities;

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  the debt service requirements of our other indebtedness could make it more difficult for us to satisfy our financial obligations, including those related to the notes;

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  certain of our borrowings, including borrowings under our senior credit facility, are at variable rates of interest, exposing us to the risk of increased interest rates;

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  our ability to adjust to changing market conditions may be limited and we may be placed at a competitive disadvantage compared to our less-leveraged competitors; and

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  we may be vulnerable in a downturn in general economic conditions or in our business, or we may be unable to carry on capital spending that is important to our growth.

        Subject to restrictions in the indenture governing the notes and in our new senior secured credit facility, we may incur additional indebtedness, which could increase the risks associated with our already substantial indebtedness. Subject to certain limitations, we have the ability to borrow additional funds under our revolving credit facility. If we incur any additional indebtedness or obligations that rank equally in right of payment with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our business. This may have the effect of reducing the amount of proceeds paid to you.

Our results of operations are dependent upon discretionary spending by consumers.

        Our results of operations are dependent upon discretionary spending by consumers, particularly by consumers living in the communities in which our complexes are located. A significant weakening in any of the local economies in which we operate may cause our guests to curtail discretionary spending, which in turn could have a material adverse effect on our profitability. The ongoing conflict in Iraq, potential for future terrorist attacks, the national and international responses thereto and other acts of war or hostility may create economic and political uncertainties that could have a material adverse effect on our business, results of operations and financial condition in ways we currently cannot predict.

We operate a limited number of complexes, and new complexes require significant investment.

        We currently operate 46 complexes. The combination of the relatively limited number of locations and the significant investment associated with each new complex may cause our operating results to fluctuate significantly. Due to this relatively limited number of locations, poor results of operations at any single complex could materially affect our profitability. Historically, new complexes experience a drop in revenues after their first year of operation, and we do not expect that, in subsequent years, any increases in comparable revenues will be meaningful. Additionally, because of the substantial up-front financial requirements to open new complexes, the investment risk related to any single complex is much larger than that associated with most other companies' restaurant or entertainment venues.

We may not be able to compete favorably in the highly competitive out-of-home and home-based entertainment market.

        The out-of-home entertainment market is highly competitive. There are a great number of businesses that compete directly and indirectly with us. Many of these entities are larger and have significantly greater financial resources and a greater number of units than we have. Although we believe most of our competition comes from localized single attraction facilities that offer a limited entertainment package, we may encounter increased competition in the future, which may have an adverse effect on our profitability. In addition, the legalization of casino gambling in geographic areas near any current or future complex would create the possibility for entertainment alternatives, which could have a material adverse effect on our business and financial condition. In addition, we may also face increased competition from home-based forms of entertainment such as internet gaming and home movie delivery.

Our operations are subject to many government laws, regulations and other requirements and if we fail to comply with them our business and financial condition could be adversely affected.

        Various federal, state and local laws and permitting and license requirements affect our business, including those enforced by alcoholic beverage control, regulations and other amusement, environmental, health and safety and fire agencies in the state, county or municipality in which each complex is located. For example, each complex is required to obtain a license to sell alcoholic beverages on the premises from a state authority and, in certain locations, county or municipal authorities as well. The failure to receive or retain a liquor license, or any other required permit or license, at a particular location, or to continue to qualify for or renew our licenses, could materially adversely affect our operations and our ability to obtain such a license or permit at other locations. The failure to comply with other applicable federal, state or local laws, such as federal and state minimum wage and overtime pay laws, may also materially adversely affect our business and financial condition.

We may face difficulties in attracting and retaining qualified employees.

        The operation of our business requires qualified executives, managers and skilled employees. From time to time there may be a shortage of skilled labor in certain of the communities in which we are located. While we believe that we will continue to be able to attract, train and retain qualified employees, shortages of skilled labor will make it increasingly difficult and expensive to attract, train and retain the services of a satisfactory number of qualified employees. In addition, our future success will continue to depend largely on the efforts and abilities of our existing senior management, particularly James W. "Buster" Corley and David O. "Dave" Corriveau, our respective Chief Executive Officer and President and founders of our business. Our ability to attract and retain qualified employees or the loss of the services of Messrs. Corriveau or Corley for any reason could materially adversely affect our business, results of operations and financial condition.

Our growth depends upon our ability to open new complexes.

        We opened a new Dave & Buster's complex in Arcadia, California and acquired nine Jillian's complexes in fiscal 2004. We opened new complexes in Omaha, Nebraska, Buffalo, New York and Kansas City, Kansas in July, October and November 2005, respectively, and expect to open two complexes in 2006 in Times Square, New York City and in Minneapolis. Our ability to expand depends upon our access to sufficient capital, locating and obtaining appropriate sites, hiring and training additional management personnel and constructing or acquiring, at reasonable cost, the necessary improvements and equipment for these complexes. In particular, the capital resources required to develop each new complex are significant. There is no assurance that we will be able to expand or that new complexes, if developed, will perform in a manner consistent with our most recently opened complexes or make a positive contribution to our operating performance.

Local conditions, events and natural disasters could adversely affect our business.

        Certain of the regions in which our complexes are located have been, and may in the future be, subject to adverse local conditions, events or natural disasters, such as earthquakes and hurricanes. Depending upon its magnitude, a natural disaster could severely damage our complexes, which could adversely affect our business, financial condition and operations. For instance, we estimate we lost approximately $2.0 million in revenue for fiscal 2004 as a result of severe weather. We currently maintain property and business interruption insurance through our aggregate property policy for each of our complexes. However, there is no assurance that our coverage will be sufficient if there is a major disaster. In addition, upon the expiration of our current policies, we cannot assure you that adequate coverage will be available at economically justifiable rates, if at all.

We will be controlled by affiliates of Wellspring, whose interests may not be aligned with yours.

        Following the Transactions, affiliates of Wellspring will indirectly control approximately 82% of our outstanding common stock. Wellspring will be able to elect a majority of our directors and thereby have the power to control our affairs and policies, including the appointment of management, the issuance of additional equity interests, equity repurchase programs and the declaration and payment of dividends or distributions.

        Circumstances may occur in which the interests of Wellspring could be in conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, Wellspring might pursue strategies that favor equity investors over debt investors. Wellspring may also have an interest in pursuing acquisitions, divestitures, financing or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risk to you as a holder of notes. Additionally, Wellspring is not prohibited from making investments in any of our competitors.

Our operations are susceptible to changes in product costs, which could adversely affect our operating results.

        Our profitability depends in part on our ability to anticipate and react to changes in product costs. Various factors beyond our control, including adverse weather conditions, governmental regulations, production, availability and seasonality may affect our food costs or cause a disruption in our supply. The availability of new amusement offerings, the cost and availability of redemption items that appeal to our guests and the market demand for new games can adversely impact our cost to acquire and operate new amusements. We cannot predict whether we will be able to anticipate and react to changing food, beverage and amusements costs by adjusting our purchasing practices, menu and game prices, and a failure to do so could have a material adverse effect on our operating results.

Complaints or litigation may adversely affect our business.

        Occasionally, our guests file complaints or lawsuits against us alleging that we are responsible for some illness or injury they suffered at or after a visit to our complexes. We are also subject to a variety of other claims in the ordinary course of business, including personal injury claims, contract claims and employment-related claims. The restaurant industry has also been subject to a growing number of claims that the menus and actions of restaurant chains have led to the obesity of certain of their guests. In addition, we are subject to "dram shop" statutes and are currently the subject of certain lawsuits that allege violations of these statutes. These statutes generally allow a person injured by an intoxicated person to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. Recent litigation against restaurant chains has resulted in significant judgments and settlements under dram shop statutes. Because such a plaintiff seeks punitive damages, which may not be covered by insurance, such litigation could have an adverse impact on our financial condition and results of operations. Regardless of whether any claims against us are valid or whether we are liable, claims may be expensive to defend and may divert time and money away from our operations and hurt our performance. A judgment significantly in excess of our insurance coverage could have a material adverse effect on our financial condition or results of operations. Further, adverse publicity resulting from these allegations may materially affect us and our complexes.

We may not be able to renew real property leases on current favorable terms.

        Of the 46 complexes that we currently operate in the United States and Canada, 42 are operated on premises under existing leases and four are owned properties in the United States and Canada. Certain of our leases are long-term leases at rents we believe to be below current market rates. Other such leases have rents fixed at a percentage of the revenue generated by the complexes on the leased premises. We may choose not to renew, or may not be able to renew, certain of such existing leases if the capital investment then required to maintain the complexes at the leased locations is not justified by the return on the required investment. If we are not able to renew our leases at rents that allow such complexes to remain profitable as their terms expire, the number of our complexes may decrease, resulting in lower revenue from our operations, which may impact our ability to meet our financial goals.

Our success depends in part on our ability to protect our intellectual property rights, but our intellectual property may be misappropriated or we may be subject to infringement claims by third parties.

        We currently rely on a combination of registered and unregistered trademark, copyright, patent rights and domain names to protect certain aspects of our business. While we attempt to ensure that our intellectual property and similar proprietary rights are protected and that the third-party rights we need are licensed to us when entering into business relationships, there can be no assurance that any of our applications for protection of our intellectual property rights will be approved or that third parties will not take actions that could have a material adverse effect on our rights or the value of our intellectual property, similar proprietary rights or reputation. Furthermore, we can give you no assurance that claims or litigation asserting infringement of intellectual property rights will not be initiated by third parties seeking damages, the payment of royalties or licensing fees or that we would prevail in any litigation or be successful in preventing any such judgment. In the future, we may also rely on litigation to enforce our intellectual property rights and contractual rights, and, if not successful, we may not be able to protect the value of our intellectual property. Any litigation could be protracted and costly and could have a material adverse effect on our business and results of operations, regardless of its outcome. Infringement claims against us could also result in costly and burdensome litigation, require us to enter into royalty or other licensing agreements, require us to pay damages, harm our reputation, require us to redesign or rename our complexes and products or prevent us from doing business using certain trade names. Although we believe that our intellectual property rights are sufficient to allow us to conduct our business without incurring liability against third parties, our products may infringe on the intellectual property rights of third parties, and our intellectual property rights may not have the value we believe them to have.

Increases in labor costs could harm our business.

        From time to time, the U.S. Congress and the states consider increases in the applicable minimum wage. The out-of-home entertainment industry is intensely competitive, and we may not be able to transfer any resulting increase in operating costs to our guests in the form of price increases, or to otherwise adjust to these increases, which could have a material adverse effect on the results of our operations.

Our financial results are subject to quarterly fluctuations and the seasonality of our business.

        Our operating results may fluctuate significantly from period to period and the results for one period may not be indicative of results for other periods. Our operating results may also fluctuate significantly because of several factors, including the frequency and popularity of sporting events and year-end holidays (including which day of the week the events occur), new complex openings and related expenses and weather conditions.

        We expect seasonality will continue to be a factor in our results of operations. Historically, our revenues have been moderately higher in the fourth quarter due to the number of holiday parties held during that time of year. Our revenues and profitability have been lower during the third quarter with the first and second quarter being somewhat similar in results, and we expect similar results to continue in the future. See "Management's discussion and analysis of financial condition and results of operations—Overview—Quarterly fluctuations, seasonality and inflation."

        The timing of new complex openings may also result in significant fluctuations in our quarterly performance. We typically incur most preopening costs for a new complex within the two months immediately preceding, and the month of, the complex's opening. In addition, the labor and operating costs for a newly opened complex during the first three to six months of operation, including preopening costs, are materially greater than what can be expected after that time, both in aggregate dollars and as a percentage of its revenues. Our growth, operating results and profitability will depend to a large degree on our ability to increase the number of our complexes.

Management

Directors, executive officers and other key employees

        The following table provides certain information regarding our directors, executive officers and key employees after giving effect to the Transactions. We expect that additional individuals will join us as directors and officers after the closing of the Transactions. Each director and officer will hold office until a successor is elected or qualified or until his earlier death, resignation or removal. Pursuant to a shareholders agreement, Wellspring has the right to designate all but one of our directors and HBK has the right to designate, at its option, one observer or one director, in each case reasonably acceptable to Wellspring, to observe or serve, as applicable, on our board of directors for so long as HBK owns 50% of the common stock of WS Midway Holdings, Inc. to which it initially subscribed. In addition, Wellspring and HBK have the right to remove any or all of the directors that they appointed. See "Certain relationships and related transactions—Shareholders agreement."

Name	Age	Position
James W. Corley	55	Chief Executive Officer and Chief Operating Officer
David O. Corriveau	54	President
Nancy J. Duricic	51	Senior Vice President—Human Resources and Corporate Secretary
William C. Hammett, Jr.	59	Senior Vice President and Chief Financial Officer
Michael J. Metzinger	49	Vice President—Accounting and Controller
Maria M. Miller	49	Senior Vice President—Marketing
J. Michael Plunkett	55	Senior Vice President—Food, Beverage and Purchasing/Operations Strategy
Sterling R. Smith	53	Senior Vice President—Operations
Bryan L. Spain	58	Senior Vice President—Real Estate and Development
Greg S. Feldman	49	Director
Jason B. Fortin	35	Director
Carl M. Stanton	37	Director

        James W. Corley, a co-founder of the Dave & Buster's concept in 1982, has served as our Chief Executive Officer since April 2003, as our Chief Operating Officer since June 1995 and as director since May 1995. He previously served as Co-Chief Executive Officer and as Co-Chairman of the Board from February 1996 to April 2003. Mr. Corley served as Executive Vice President and Chief Operating Officer of D&B Holding from 1989 through June 1995. From 1982 to 1989, Messrs. Corley and Corriveau operated our business.

        David O. Corriveau, a co-founder of the Dave & Buster's concept in 1982, has served as our President since June 1995 and as a director since May 1995. He previously served as Co-Chief Executive Officer and as Co-Chairman of the Board from February 1996 to April 2003. Mr. Corriveau served as President and Chief Executive Officer of D&B Holding (a predecessor of ours) from 1989 through June 1995. From 1982 to 1989, Messrs. Corriveau and Corley operated our business.

        Nancy J. Duricic has served as Senior Vice President—Human Resources since December 2002 and as Corporate Secretary since June 2004. Previously, she served as Vice President of Human Resources from December 1997 to December 2002. From June 1989 to June 1997, she served in human resources positions of increasing responsibilities in other companies, most recently as Vice President of Human Resources for Eljer Industries, Inc.

        William C. Hammett, Jr. has served as Senior Vice President since December 2002 and as Chief Financial Officer since December 2001. Since October 1995, he has served as a director of Pegasus

Solutions, Inc., currently as vice chairman. From August 1996 through September 1997, he served as Senior Vice President and Chief Financial Officer of La Quinta Inns, Inc. From June 1992 through August 1996, he served as Senior Vice President, Accounting and Administration of La Quinta Inns, Inc.

        Michael J. Metzinger has served as Vice President—Accounting and Controller since January 2005. Prior to joining us, he served as Executive Director—Financial Reporting with Carlson Restaurants Worldwide, Inc. From 1986 to 2005, Mr. Metzinger served in various positions in finance of increasing responsibility with Carlson Restaurants (operator of T.G.I. Friday's). Prior to that, he served in auditing positions with Arthur Andersen.

        Maria M. Miller has served as Senior Vice President—Marketing since May 2003. Prior to joining us she was principal and co-founder of a marketing consulting firm and engaged with an internet start-up company. From 1998 to 2000, Ms. Miller served as Senior Vice President of Marketing for Avis Rent-A-Car. Prior to that, she held various senior management positions with American Express from 1987 to 1996. She began her career in brand management, spending a combined seven years with the General Foods Corporation and The Shulton Group.

        J. Michael Plunkett has served as Senior Vice President—Food, Beverage and Purchasing/Operations Strategy since June 2003. Previously, he served as Senior Vice President of Operations for Jillian's from June 2004 to January 2006, as Vice President of Kitchen Operations from November 2000 to June 2003, as Vice President of Information Systems from November 1996 to November 2000, as Vice President, Director of Training from June 1995 until November 1996 and as Vice President and Director of Training of D&B Holding from November 1994 to June 1995. From 1982 to November 1994, he served in operating positions of increasing responsibilities for us and our predecessors.

        Sterling R. Smith has served as Senior Vice President—Operations since December 2002. Previously, he served as Vice President of Operations from June 1995 to December 2002 and as Vice President and Director of Operations of D&B Holding from November 1994 to June 1995. From 1983 to November 1994, Mr. Smith served in operating positions of increasing responsibility for us and our predecessors.

        Bryan L. Spain has served as Senior Vice President—Real Estate and Development since January 2006. Previously, he served as Senior Vice President—Procurement and Development from December 2002 to January 2006 and as Vice President of Real Estate from March 1997 to December 2002. From 1993 until joining us in March 1997, Mr. Spain managed the Real Estate Acquisition and Development Program for Incredible Universe and Computer City Divisions of Tandy Corporation. In addition, from 1991 to 1993, Mr. Spain served as Director, Real Estate Financing, for Tandy Corporation.

        Greg S. Feldman will serve as a Director. Mr. Feldman is a Managing Partner of Wellspring, which he co-founded in January 1995.

        Jason B. Fortin will serve as a Director. Mr. Fortin is a Partner at Wellspring, which he joined in 1995.

        Carl M. Stanton will serve as a Director. Mr. Stanton is a Partner at Wellspring, which he joined in 1998.

        In addition, Dave & Buster's relies upon the services of the following key employees:

        Barry N. Carter, Vice President Beverage Operations;

        Barbara G. Core, Vice President Information Technology;

        Michael D. Flesch, Vice President Operations, East;

        Edward J. Forler, Vice President Operations, Central;

        Cory J. Haynes, Vice President Amusements;

        Margo L. Manning, Vice President Sales & Training; and

        R. Lee Pitts, Vice President Operations, West.

        After the Transactions are completed, Messrs. Corley and Corriveau are expected to continue devoting their full time and energy to running Dave & Buster's on a day-to-day basis. We anticipate that the remaining members of our senior management team will also continue in their current positions following the Merger, except that we intend to replace Mr. William C. Hammett, Jr., our Senior Vice President and Chief Financial Officer, sometime following the closing of the Merger. We intend for Mr. Hammett to continue in his current role until a successor is named and for a reasonable transition period thereafter.

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